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AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

     This AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT is dated as of September 1, 2013 (the “Amendment”), and amends that certain Employment Agreement, dated December 1, 2009 (the “Original Agreement”), by and between Bluehill ID Services AG, which has changed its name to Identive Services AG, a company limited by shares under Swiss law and a subsidiary of Identive Group, Inc., a Delaware corporation (together, the “Company”), and Ayman S. Ashour, a resident of Switzerland (hereinafter referred to as the “Ashour”), as amended by the Amendment to Employment Agreement, dated May 31, 2012 (the “First Amendment”), and the Amendment to Employment Agreement, dated September 27, 2012 (the “Second Amendment”). This Amendment, the First Amendment, the Second Amendment and the Original Agreement are collectively referred to herein as the “Agreement.”

     For and in good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the parties agree to amend the Original Agreement, as amended to date, as follows:

1.	Position and Responsibilities. Section 1 of the Agreement is hereby amended and restated to read in its entirety as follows:

	(a)	“As and from September 3, 2013, Ashour shall resign his position and be accordingly relieved from his obligations as Chief Executive Officer of the Company and any position he may then hold as an officer, employee or director of any of the Company’s affiliates, subsidiaries and group companies.

	(b)	As and from September 3, 2013, Ashour shall serve as Non-Executive Chairman of the Board of Directors of the Company (the “Board”), and shall fully and faithfully perform such duties and exercise such powers as are incidental to such position. Ashour shall use his best efforts to apply his skill and experience to perform his duties hereunder and to promote the interests of the business of the Company. In particular, Ashour will work closely with the Company’s executive management team to ensure a smooth transition of his role as former Chief Executive Officer of the Company. Notwithstanding the foregoing, Ashour may resign from serving as Non-Executive Chairman at any time or may be removed by the Board from such role at any time for any reason or no reason. Any such change in status shall not affect the compensation to which Ashour is entitled under Section 3 hereof. Ashour agrees to waive cash fees normally awarded to members of the Board, including as Chairman; however, the Company shall reimburse Ashour for all reasonable and customary expenses incurred to attend Board meetings or to conduct other activities as may be requested by the Board from time to time.”

2.	Term. Section 2 of the Agreement is hereby amended and restated to read in its entirety as follows:

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“This Agreement shall terminate on August 31, 2015 (the “Termination Date”), and thereafter shall have no further force or effect.”

3.	Compensation. Section 3 of the Agreement is hereby amended and restated to read in its entirety as follows:

“The Company shall continue to pay Ashour his current base salary of CHF300,000, less applicable taxes and withholding, on a monthly basis through the Termination Date as full and final base salary due and owing to Ashour under the Agreement. For the avoidance of doubt, the payment of such base salary constitutes an obligation under Swiss Employment Law.

Ashour expressly waives the right to participate in the Company’s Incentive Compensation Plan for 2013 or any period subsequent thereto, and/or any other incentive compensation plan in effect for executive management of the Company from time to time. Ashour acknowledges and agrees that Sections 3(b) and 3(c) of the Original Agreement have no further force or effect as of the date hereof and expressly waives any right or entitlement thereunder.”

4.	Benefits, Perquisites and Business Expenses. For the avoidance of doubt, all benefits and perquisites, including reimbursement of all reasonable business expenses, to which Ashour is entitled under Section 4 of the Agreement will continue at the current levels in accordance with Company policy until the Termination Date and will terminate upon the close of business on such date. Current health and welfare programs will remain in effect through the Termination Date. The Company acknowledges and agrees with Ashour that a UK car allowance of GPB1,000 per month, or the Swiss Franc equivalent, has been accrued but unpaid by the Company since June 1, 2013, and that such allowance (including any unpaid accrual since June 1, 2013) shall be paid through the Termination Date.

5.	Stock Options: The Company agrees (a) that any options to purchase shares of the Company’s common stock (“Stock Options”) that have been granted by the Company to Ashour on or prior to the Termination Date and remain unvested as of such Termination Date shall thereupon become fully vested, and (b) that all Stock Options that remain unexercised as of the Termination Date shall be exercisable for a period of two years thereafter.

6.	Termination. Sections 5(a), (b)(iv), (c), and (d) of the Agreement are hereby deleted and shall have no further force or effect.

7.	In all other respects, the terms and conditions of the Original Agreement, as amended to date, are hereby ratified and confirmed in full.

8.	Continuing Obligations. The parties agree that Sections 6 (Confidential Information), 7 (Notices), and 9 (Arbitration), and 12 (Guarantee of Performance) shall remain in full force and effect and shall survive the Termination Date.

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9.	Governing Law. This Amendment shall be deemed a contract under, and for all purposes shall be governed by and construed in accordance with the laws of Switzerland. This Amendment has been drafted in English. In case of contradictions between the English version and a version prepared in any other language, the English version shall prevail.

10.	Entire Agreement. The Agreement, as amended hereby, contains the entire agreement between the parties hereto with respect to the matters herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto, relating to such matters.

11.	Miscellaneous.

	(a)	If any provision of this Amendment shall be fully or partly invalid or unenforceable, the validity and enforceability of all other provisions shall remain in effect.

	(b)	Ashour acknowledges and agrees that this Amendment may be filed by the Company with the U.S. Securities and Exchange Commission and any other regulatory body or legal authority to which the Company is subject.

	(c)	No provision of this Amendment may be amended or waived unless such amendment or waiver is authorized by the Company (including any authorized officer or committee of the Board of Directors) and signed by Ashour. No waiver by either party hereto of any breach by the other party of any condition or provision of this Amendment to be performed by such other party shall be deemed a waiver of a similar or dissimilar breach, condition or provision at the same time or at any prior or subsequent time.

	(d)	This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one complete document.

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Executed this 1st day of September, 2013, in Switzerland.

AYMAN S. ASHOUR

IDENTIVE SERVICES AG

__/s/Ayman S. Ashour	By:__/s/ Werner Vogt____________________
Ayman S. Ashour	Name:	Werner Vogt
	Title:	Member of the Board of Directors

Acknowledged and agreed to this 1st day of September, 2013.

IDENTIVE GROUP, INC.

By:___/s/ Hans Liebler______________ Name: Hans Liebler Title: Lead Independent Director

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